Exhibit 99.1

FMC Corporation
2929 Walnut Street
Philadelphia, PA 19104
USA
News Release	215.299.6000
fmc.com

For Release: Immediate

Media Contact: Ken Gedaka +1.215.299.6150
ken.gedaka@fmc.com
Investor Contact: Michael Wherley +1.215.299.6543
michael.wherley@fmc.com

FMC Corporation Announces Distribution Ratio for Final Separation of Livent Corporation
PHILADELPHIA, February 26, 2019 -- FMC Corporation (NYSE: FMC) announced today that it has determined the final distribution ratio relating to its previously announced distribution of an aggregate of 123,000,000 shares of common stock of Livent Corporation (“Livent”) (NYSE: LTHM) on March 1, 2019, the distribution date, as a pro rata dividend on shares of FMC common stock outstanding as of 5:00 p.m. EST on the record date of February 25, 2019.
Based on the shares of FMC common stock outstanding as of February 25, 2019, the record date for the distribution, each share of FMC common stock will receive 0.935301 shares of Livent common stock in the distribution.
The distribution is subject to certain customary conditions, including receipt of a customary tax opinion and confirmation of sufficient capital adequacy and surplus to make the distribution.
FMC expects all of these conditions to be satisfied on the distribution date.
Fractional shares of Livent common stock will not be distributed to FMC stockholders. Instead, the fractional shares of Livent common stock will be aggregated and sold on behalf of the applicable shareholders in the open market, with the net proceeds distributed pro rata in the form of cash payments to FMC stockholders who would otherwise receive Livent fractional shares. The distribution has been structured to qualify as a tax-free distribution to FMC stockholders for U.S. federal income tax purposes. Cash received in lieu of fractional shares will, however, be taxable. FMC stockholders should consult their tax advisors with respect to U.S. federal, state, local and foreign tax consequences of the distribution. The distribution of shares of Livent common stock will be made in book entry form, and no physical share certificates of Livent will be issued. An information statement describing the distribution will be mailed to FMC stockholders. A copy of the information statement will also be included as an exhibit to a Current Report on Form 8-K filed by FMC with the SEC. FMC stockholders will not be required to pay cash or

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other consideration for the shares of Livent common stock to be distributed to them or to surrender or exchange their shares of FMC common stock to receive the distribution.

About FMC

FMC Corporation provides solutions to growers around the world with a portfolio of proprietary crop protection products and a robust pipeline fueled by innovative discovery and development capabilities in crop protection, plant health and professional pest and turf maintenance solutions. In October 2018, FMC conducted an initial public offering of its Lithium business. The new company, Livent Corporation, is approximately 84 percent owned by FMC and is expected to be spun off on March 1, 2019. FMC employs approximately 7,300 employees (including through Livent) around the globe. To learn more, please visit www.fmc.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation's 2017 Form 10-K and other SEC filings. Such information contained herein represents management's best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

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